Exhibit 10.17

DEFERRED COMPENSATION AGREEMENT

     THIS DEFERRED COMPENSATION AGREEMENT (the “Agreement”) is entered into as of the 22nd day of December, 2004, among IRWIN HOME EQUITY CORPORATION (the “Corporation”), IRWIN FINANCIAL CORPORATION (“Irwin Financial”) and ELENA DELGADO (“Delgado”).

RECITALS

     A. Delgado is the President and a key employee of the Corporation and is the owner of five (5) shares of Common Stock of the Corporation (the “Delgado Shares”), which shares are subject to the provisions of a Shareholder Agreement dated October 8, 1996, as amended on December 22, 2004 (the “Shareholder Agreement”), setting forth certain terms and conditions relating to their vesting and transfer. The parties have also entered into an agreement relating to certain federal and state income tax issues arising with respect to certain of Delgado’s rights under the Shareholder Agreement (the “Related Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Shareholder Agreement.

     B. Effective December 22, 2004, the Shareholder Agreement provides for certain “Call” rights of the Corporation and certain “Put” rights of Delgado with the result that the purchase and sale of the Delgado Shares may be triggered by the exercise of such a Call or a Put under the Shareholder Agreement on or after such effective date.

     C. On December 22, 2004, the Corporation exercised its “Call” rights to redeem 1.36 of Delgado’s shares for cash payments to be made on December 31, 2004 and January 28, 2005 pursuant to a Redemption and Loan Repayment Agreement with Delgado.

     D. The establishment of “Call” rights and “Put” Rights under the Shareholder Agreement effective as of December 22, 2004 with respect to the remaining 3.64 shares may be viewed to be a nonqualified deferred compensation plan for purposes of U.S. federal tax laws and applicable regulations promulgated thereunder.

     E. The parties desire to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that Delgado will realize taxable income only upon actual receipt of payments that she has elected to defer hereunder.

     F. On December 20, 2004, the U.S. Department of Treasury and the Internal Revenue Service issued Notice 2005-1, which provides transition guidance under Section 409A that the parties intend to follow under the terms of this Agreement.

     G. In furtherance of the foregoing, and in the event that a Put or Call is exercised under the Shareholder Agreement after the date hereof with respect to the remaining 3.64 of the 5 Delgado Shares (the “Remaining Delgado Shares”), Delgado wishes to defer receipt of the purchase price attributable to any such exercise and any related amounts payable pursuant to the Related Agreement, all as provided herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Deferral Election. In the event that a Put or Call is exercised under the Shareholder Agreement after the date hereof with respect to the Remaining Delgado Shares, Delgado hereby irrevocably elects, subject to Section 14 below, to defer, pursuant to Section 2 below, the receipt of the portion of the purchase price attributable to the Remaining Delgado Shares that are purchased or sold as a result of subsequent exercise(s) of a Put or Call, together with any related taxable amounts that are payable to Delgado under the Related Agreement in respect of the Remaining Delgado Shares (collectively, the “Deferred Purchase Price”).

     Section 2. Installment Payment of Deferred Purchase Price. Until the earlier to occur of (i) the payment in full of the Deferred Purchase Price or (ii) a Full Distribution Trigger Event (as defined in Section 3 but without regard to an event described in clause (v) thereof unless such event would result in a full payment of the Deferred Purchase Price), Delgado shall receive, on January 31, 2006 and on each January 31 thereafter, an installment payment of the Deferred Purchase Price for such Remaining Delgado Shares, according to the schedule of payments set forth on Schedule A attached hereto.

     Section 3. Full Distribution Trigger Events. For purposes of this Agreement, a “Full Distribution Trigger Event” shall mean (i) Delgado’s separation of service from the Corporation for any reason, (ii) a Change in Control as defined in the regulations promulgated from time to time under Section 409A of the Code, (iii) Delgado’s disability as defined in Section 409A(a)(2)(C) of the Code, (iv) Delgado’s death, or (v) the occurrence of an unforeseeable emergency as defined in Section 409A(a)(2)(B)(ii) of the Code.

     Section 4. Payment of Deferred Purchase Price. The Deferred Purchase Price will be paid to Delgado according to Schedule A attached hereto. Notwithstanding the foregoing sentence, the Corporation shall pay to Delgado (or her personal representative) the full unpaid balance of the Deferred Purchase Price (i) within 30 business days following the occurrence of a Full Distribution Trigger Event (other than Delgado’s separation of service) or (ii) promptly upon the expiration of the 6-month period following Delgado’s separation of service from the Corporation for any reason.

     Section 5. Interest. Portions of the Deferred Purchase Price that remain unpaid shall accrue interest from the date of the Call Closing or the Put Closing, as the case may be, until paid in full, at two percent (2.0%) over the national prime rate as reported in The Wall Street Journal as of the Effective Date (in the event of a Call) or the Exercise Date (in the event of a Put), as the case may be. The interest rate will be adjusted annually on each payout date set forth in Schedule A.

     Section 6. Tax Withholding. The Corporation shall be entitled to withhold from any compensation payable to Delgado all amounts required to be withheld for federal, state and local income and other tax laws, including, without limitation, all employment taxes that may be required to be paid on the Deferred Purchase Price.

     Section 7. Unsecured Rights; Nontransferability. Delgado’s rights under this Agreement shall be those of a general unsecured creditor of the Corporation, and all payments to Delgado of the Deferred Purchase Price shall be made from the general assets of the Corporation. Notwithstanding the foregoing, the Corporation may in its discretion set aside funds or assets to satisfy its obligations hereunder through the establishment of a grantor trust subject to the claims of the Corporation’s creditors, or through any other set aside of funds or assets that are held as part of the Corporation’s general assets. Delgado’s rights under this Agreement may not be anticipated, alienated, sold, transferred, assigned, pledge, encumbered, attached or garnished by creditors of Delgado.

     Section 8. Successors; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation upon any sale of all or substantially all of the Corporation’s assets, or upon any merger, consolidation or reorganization of the Corporation with or into any other corporation, all as though such successors and assigns of the Corporation and their respective successors and assigns were the Corporation. This Agreement shall inure to the benefit of and be binding upon the executors, heirs, assigns and/or designees of Delgado. Delgado shall be entitled to designate a beneficiary for the payment upon her death of any amounts of Deferred Purchase Price to which Delgado is entitled under this Agreement.

     Section 9. No Third Party Beneficiaries. This Agreement is for the benefit of only Delgado, the Corporation and Irwin Financial and, except as expressly provided in Section 8, no other person shall be entitled to any benefits hereunder.

     Section 10. Amendments. This Agreement may be amended only by a written agreement executed by each of the parties hereto.

     Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

     Section 12. Entire Agreement. This Agreement, together with the Shareholder Agreement and the Related Agreement, constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and thereof and supersedes any and all prior agreements, whether written or oral, relating hereto or thereto.

     Section 13. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed to be a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     Section 14. Compliance with Section 409A. It is the intention of the parties that any amounts payable under this Agreement comply with Section 409A of the Code. This Agreement shall be interpreted and operated in good faith compliance with Section 409A and Notice 2005-1 for the 2005 calendar year. The parties agree to mutually cooperate to amend this Agreement, the Related Agreement or any other agreement between the parties before the end of 2005 to the extent that an amendment is necessary to comply with Section 409A and any subsequent regulations, notices or other interpretative guidance issued by the Internal Revenue Service.

     Section 15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CORPORATION:

IRWIN HOME EQUITY CORPORATION

By:	/s/ Thomas D. Washburn
Printed: Thomas D. Washburn
Title: Chairman

DELGADO:

/s/ Elena Delgado
Elena Delgado

IRWIN FINANCIAL:

IRWIN FINANCIAL CORPORATION

By:	/s/ Matthew F. Souza
Printed: Matthew F. Souza
Title: Senior Vice President/Secretary

Schedule A
Schedule of Payments of Deferred Purchase Price

Year	Payment
January 31, 2006	The lesser of $600,000 or the remaining unpaid balance
January 31, 2007	The lesser of $600,000 or the remaining unpaid balance
January 31, 2008	The lesser of $600,000 or the remaining unpaid balance
January 31, 2009	The remaining unpaid balance